$600,000,000                                          FILED PURSUANT TO RULE 433

FLOATING RATE SUBORDINATED NOTES DUE 2016             FILE NO. 333-132177

                                [CITIGROUP LOGO]
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
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TERMS AND CONDITIONS:
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
ISSUER:                                    CITIGROUP INC.
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Ratings:                                   Aa2/A+/AA  (Moody's / S&P / Fitch)
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Trade Date:                                June 2, 2006
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Settlement Date:                           June 9, 2006 (T+5 days)
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Maturity:                                  June 9, 2016
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Par Amount:                                U.S.$ 600,000,000
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Ranking:                                   Subordinated
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Coupon:                                    Three-month USD LIBOR (Telerate) plus 0.27% per
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Public Offering Price:                     100.000%
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Gross Fee:                                 0.400%
  Management Fee:                           .075%
  Underwriting Fee:                         .075%
  Sales Concession:                         .250%
  Re-allowance:                             .200%
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Purchase Price to Managers:                99.600%
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Net Proceeds to Citigroup:                 $597,600,000
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Interest Payment Dates:                    The 9th day of each March, June, September and December of each year, commencing September 9, 2006, with adjusted modified following business day convention.
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Interest Rate Determination Dates:         Two London business days prior to the start of each Interest Payment Date.
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Day Count:                                 Actual/360.
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Defeasance:                                Applicable.  Provisions of Article Eleven of the Indenture apply.
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Redemption at Issuer Option:               Only for tax purposes.
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Redemption for Tax Purposes:               Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons.  Redemption as a whole, not in part.
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Sinking Fund:                              Not applicable.
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Listing:                                   Application will be made to list the subordinated notes on the regulated market of the Luxembourg Stock Exchange.
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Minimum Denomination / Multiples:          $100,000/ multiples of  $1,000 in excess thereof
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                                                                                           PRINCIPAL AMOUNT PURCHASED
                                                                                           --------------------------
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Sole Book Manager:                         Citigroup Global Markets Inc.                        $504,000,000 (84.00%)
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Senior Co-Managers:                        Barclays Capital Inc.                                 $ 16,500,000 (2.75%)
                                           Bear, Stearns & Co. Inc.                              $ 16,500,000 (2.75%)
                                           Lehman Brothers Inc.                                  $ 16,500,000 (2.75%)
                                           Merrill Lynch, Pierce, Fenner &
                                             Smith Incorporated                                  $ 16,500,000 (2.75%)
Co-Managers:
                                           Banc of America Securities LLC                        $  6,000,000 (1.00%)
                                           Deutsche Bank Securities Inc.                         $  6,000,000 (1.00%)
                                           Goldman, Sachs & Co.                                  $  6,000,000 (1.00%)
                                           Loop Capital Markets, LLC                             $  6,000,000 (1.00%)
                                           Toussaint Capital Partners, LLC                       $  6,000,000 (1.00%)
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

  Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange

$600,000,000                                          FILED PURSUANT TO RULE 433

FLOATING RATE SUBORDINATED NOTES DUE 2016             FILE NO. 333-132177

                                [CITIGROUP LOGO]
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  Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.